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                   U.S. SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                 FORM 12B-25

          NOTIFICATION OF LATE FILING    SEC FILE NUMBER:# 0-15347

                                       CUSIP NUMBER: # 45-0057 104
          --------------------------------------------------------
                                 (Check One)

[   ]  Form 10-K and Form 10-KSB  [  ] Form 20-F      [  ] Form 11-K
[ X ]  Form 10-Q and Form 10-QSB  [  ] Form N-SAR

         For Period Ended:December 31, 1996
                          -----------------

         [  ] Transition Report on Form 10-K
         [  ] Transition Report on Form 20-F
         [  ] Transition Report on Form 11-K
         [  ] Transition Report on Form 10-Q
         [  ] Transition Report on Form N-SAR
         For the Transition Period Ended:
                                         ---------------------------

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         Read Attached Instruction Sheet Before Preparing Form.  Please Print
         or Type
         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I   REGISTRANT INFORMATION

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         Full Name of Registrant                   IRT Industries, Inc.
         Former Name if Applicable                 --------------------
           2400 E. Las Olas Blvd., Suite 128
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         Address of Principal Executive Office (Street and Number)

         Ft. Lauderdale, Florida 33301
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                         City, State and Zip Code





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PART II  RULES 12B-25(B) AND (C)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12-b-25(b), the following should be completed.

            (X)(a) The reasons described in reasonable detail in Part II of this form could not be eliminated without unreasonable effort or expense;

            (X)(b) The subject annual report on Form 10-QSB will be filed on or before the fifth calendar day following the prescribed due date and;

            (c) The accountant's statement or other exhibit required by Rule 12-b-25(c) has been attached if applicable.


PART III         NARRATIVE
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IRT Industries, Inc. is unable to file the Form 10-QSB for the period ended
December 31, 1996 within the prescribed period due to unforeseen delays in preparation of the financial statements. The completed financial statements are expected to be available within the requested five day extension period.

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PART IV  OTHER INFORMATION

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         (1)  Name and telephone number of person to contact in regard to this notification
         Richard Rossi, President             (954) 525-8815
         ------------------------             ------------------------------
         (Name)                               (Area Code)  (Telephone Number)

         (2)  Have all other periodic reports required under Section 13 or
15(d) of the Securities and Exchange Act of 1934 or Section 30 of the
Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                      [  ] Yes         [  X ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                      [  ] Yes         [  X ] No





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         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




                            IRT Industries, Inc.
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                (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


                                        By: /s/ Richard Rossi
                                           --------------------------
                                            Richard Rossi

                                        Its: President
                                            -------------------------

                                        Date:February 15, 1997





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